Exhibit 10.32

Director Compensation

RESOLUTION OF THE

BOARD OF DIRECTORS OF

PACIFIC GAS AND ELECTRIC COMPANY

December 15, 2010

BE IT RESOLVED that, effective January 1, 2011, advisory directors and directors who are not employees of this company or PG&E Corporation (collectively, “non-employee directors”) shall be paid a retainer of $13,750 per calendar quarter, which shall be in addition to any fees paid for attendance at Board meetings, Board committee meetings, and shareholder meetings; provided, however, that a non-employee director shall not be paid a retainer by this company for any calendar quarter during which such director also serves as a non-employee director of PG&E Corporation; and

BE IT FURTHER RESOLVED that, effective January 1, 2011, the non-employee director who serves as lead director shall be paid an additional retainer of $12,500 per calendar quarter; provided, however, that a non-employee director who serves as lead director shall not be paid an additional retainer by this company for any calendar quarter during which such director also serves as lead director of the PG&E Corporation Board of Directors; and

BE IT FURTHER RESOLVED that, effective January 1, 2011, the non-employee director who is duly appointed to chair the Audit Committee of this Board shall be paid an additional retainer of $12,500 per calendar quarter, and the non-employee directors who are duly appointed to chair the other permanent committees of this Board shall be paid an additional retainer of $2,500 per calendar quarter; provided, however, that a non-employee director duly appointed to chair a permanent committee of this Board shall not be paid an additional retainer by this company for any calendar quarter during which such director also serves as chair of the corresponding committee of the PG&E Corporation Board of Directors; and

BE IT FURTHER RESOLVED that, effective January 1, 2011, each non-employee director attending any meeting of the Board that is not held concurrently or sequentially with a meeting of the Board of Directors of PG&E Corporation, or any meeting of a Board committee (of which such non-employee director is a member) that is not held concurrently or sequentially with a meeting of the corresponding committee of the PG&E

Corporation Board, shall be paid a fee of $1,750 for each such Board or Board committee meeting attended; provided, however, that each non-employee director who is a member of the Audit Committee of this Board attending any meeting of such Audit Committee that is not held concurrently or sequentially with a meeting of the Audit Committee of the PG&E Corporation Board shall be paid a fee of $2,750 for each such meeting attended; and

BE IT FURTHER RESOLVED that, effective January 1, 2011, non-employee directors attending any meeting of this company’s shareholders that (1) is not held on the same day as a meeting of this Board or a meeting of the Board of Directors of PG&E Corporation, and (2) is not held concurrently or sequentially with a meeting of the shareholders of PG&E Corporation shall be paid a fee of $1,750 for each such meeting attended; and

BE IT FURTHER RESOLVED that members of this Board shall be reimbursed for reasonable expenses incurred in connection with attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of this company; and

BE IT FURTHER RESOLVED that, effective January 1, 2011, the resolution on this subject adopted by the Board of Directors on September 17, 2008 is hereby superseded.

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